                                                                    EXHIBIT 10.3

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.

                               SERVICES AGREEMENT

                                 by and between

                               GENZYME CORPORATION

                                       and

                         GENZYME TRANSGENICS CORPORATION


                            Dated as of July 31, 2001

                               SERVICES AGREEMENT

     THIS SERVICES AGREEMENT (this "Agreement") dated as of July 31, 2001 (the "Effective Date") is made by and between Genzyme Corporation, a Massachusetts corporation having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("Genzyme"), and Genzyme Transgenics Corporation, a Massachusetts corporation having its principal place of business at 175 Crossing Boulevard, Framingham, Massachusetts 01702 ("GTC"). Genzyme and GTC are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     WHEREAS, GTC and Genzyme have entered into a Purchase Agreement of even date herewith (the "Purchase Agreement") under which Genzyme has sold to GTC its entire right, title and interest in ATIII LLC to GTC; and

     WHEREAS, in connection therewith, GTC and Genzyme have contemporaneously amended the Collaboration Agreement of ATIII LLC dated as of January 1, 1998 by and among GTC, Genzyme and ATIII LLC (the "Original Collaboration Agreement") to reflect the fact that GTC and Genzyme will no longer collaborate in the development of Collaboration Products (as defined below) (as amended, the "Amended Collaboration Agreement"); and

     WHEREAS, GTC desires to purchase, and Genzyme desires to provide and perform, certain Manufacturing Services and RD&R Services (each as defined below) on the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties mutually agree as follows:

                             ARTICLE 1. DEFINITIONS

     SECTION 1.1. DEFINED TERMS.

             (a) CERTAIN DEFINED TERMS. For purposes of this agreement the terms defined in this section 1.1 shall have the meanings specified below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "AFFILIATE" shall mean any corporation or other entity that controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if (i) it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity interest of such other corporation or entity or
(ii) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other corporation or entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

     "BUSINESS DAY" shall mean any day on which the banks are open for commercial banking business in The Commonwealth of Massachusetts.

     "COLLABORATION PRODUCT" shall mean any product comprising ATIII together with any process developed for use in the Field by GTC utilizing, based upon or arising out of the Genzyme Patent Rights, the GTC Intellectual Property Rights, the Genzyme/GTC Patent Rights, the Genzyme Technology, the GTC Technology, the Genzyme/GTC Technology or the Manufacturing Know-How owned or controlled by any Party, including, without limitation, any and all improvements, combination products, delivery systems and dosage forms related thereto.

     "DEVIATION" shall mean any variance from written specifications for materials, components, equipment, facilities, test methods, or controls involved in any aspect of producing, testing or labeling any Collaboration Product.

     "EMEA" shall mean the European Medicines Evaluation Agency of the European Union or any successor agency thereto.

     "FACILITY" shall mean the portion of the manufacturing, testing and support facilities operated by Genzyme at the following locations used in connection with performing Manufacturing Services hereunder: (a) 45 New York Avenue, Framingham, MA 01701-9322, (b) 51 New York Avenue, Framingham, MA 01701-9322,
(c) 76 New York Avenue, Framingham, MA 01701-9322, (d) 1 Mountain Road, Framingham, MA 01701-9322, (e) 5 Mountain Road, Framingham, MA 01701-9322 and
(f) Allston Landing, 500 Soldiers Field Road, Allston, MA 02134.

     "FIELD" shall mean any and all indications for ATIII.

     "FDA" shall mean the United States Food and Drug Administration or any successor agency thereto.

     "FULLY BURDENED COST OF GOODS" shall mean, with respect to any Collaboration Products, (a) the variable costs and fixed costs incurred by Genzyme or its Affiliates associated with the manufacture (inclusive of finishing processes) and inventory of batches of such Collaboration Product or
(b) if such Collaboration Product is not manufactured by Genzyme or an Affiliate thereof, the transfer price for batches of such Collaboration Product purchased from the Third Party contractor and the cost of maintaining the inventory of such batches of Collaboration Product. For purposes of this definition, "variable costs" shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the manufacture and inventory of batches of such Collaboration Product and all process validation and revalidation and requalification costs. For purposes of this definition, "fixed costs" shall be deemed to be the cost of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs directly related to the manufacture and inventory of batches of such Collaboration Product. Fixed costs shall be allocated to such Collaboration Product based upon the proportion of such costs directly attributable to support of the manufacturing process and inventory for such Collaboration Product. If any Facility or other facility is used to manufacture Collaboration Products and products for other programs of Genzyme, fixed costs shall be allocated in proportion to the actual use (calculated based on the time such capacity is used) of such Facility or other facility for the manufacture of Collaboration Products and products for such other programs. Fully Burdened Cost of Goods shall exclude all costs otherwise reimbursed by GTC pursuant to this Agreement. Except as otherwise provided in this Agreement, all cost determinations made hereunder shall be made in accordance with GAAP. It is agreed by the parties that in no event shall GTC be responsible for any process revalidation costs directly resulting from modifications made by Genzyme to its Facility located at 45 New York Avenue, Framingham, MA 01701-9322 in excess of an aggregate amount of [*****] dollars (US$[*****]).

     "FULLY BURDENED COST OF SERVICE" shall mean, with respect to any RD&R Deliverable (as defined below), (a) the variable costs and fixed costs incurred by Genzyme or its Affiliates associated with such

------------------------
 Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

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RD&R Deliverable or (b) if such RD&R Deliverable is not prepared or produced by
Genzyme or an Affiliate thereof, the transfer price for such RD&R Deliverable purchased from the Third Party contractor. For purposes of this definition, "variable costs" shall be deemed to be the cost of labor, supplies and other resources directly consumed in the preparation or production, as the case may be, of such RD&R Deliverable and all process validation and revalidation and requalification costs. For purposes of this definition, "fixed costs" shall be deemed to be the cost of facilities and other fixed costs directly related to the preparation or production, as the case may be, of such RD&R Deliverables. Fixed costs shall be allocated to such RD&R Deliverable based upon the proportion of such costs directly attributable to support of the preparation or production of such RD&R Deliverable. If a facility is used to produce or prepare RD&R Deliverables and products for other programs of Genzyme, fixed costs shall be allocated in proportion to the actual use (calculated based on the time such capacity is used) of such facility for the preparation and production of RD&R Deliverables and such other products. Fully Burdened Cost of Service shall exclude all costs otherwise reimbursed by GTC pursuant to this Agreement. Except as otherwise provided in this Agreement, all cost determinations made hereunder shall be made in accordance with GAAP. It is agreed by the parties that in no event shall GTC be responsible for any process revalidation costs directly resulting from modifications made by Genzyme to its Facility located at 45 New York Avenue, Framingham, MA 01701-9322 in excess of an aggregate amount of [*****] dollars (US$[*****]).

     "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

     "GENZYME PATENT RIGHTS" shall have the meaning ascribed to it in the Amended Collaboration Agreement.

     "GENZYME TECHNOLOGY" shall have the meaning ascribed to it in the Amended Collaboration Agreement.

     "GENZYME/GTC PATENT RIGHTS" shall have the meaning ascribed to it in the Amended Collaboration Agreement.

     "GENZYME/GTC TECHNOLOGY" shall have the meaning ascribed to it in the Amended Collaboration Agreement.

     "GTC INTELLECTUAL PROPERTY RIGHTS" shall mean, collectively, the "GTC Patent Rights," the "GTC Licensed ATIII Patent Rights" and the "GTC Technology" as each term is defined in the Amended Collaboration Agreement.

     "GTC MANUFACTURING SPECIFICATIONS" shall mean with respect to any Collaboration Product, the written specifications for such Collaboration Product (including the manufacturing thereof) determined by GTC and Genzyme to be set forth in the Manufacturing Work Plan at the time such determination is made by the Parties; PROVIDED, that such specifications shall at all times comply with the relevant Regulatory Scheme in the country of sale and in the country of use.

     "LIABILITY" shall mean any liability, losses, damages, costs, expenses (including without limitation reasonable attorneys' fees and expenses), fees and other amounts.

     "MAA" shall mean a Marketing Authorization Application to be filed with the EMEA.

------------------------
 Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

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     "MANUFACTURING COSTS" shall mean, with respect to any Manufacturing
Services, (i) Genzyme's Fully Burdened Cost of Goods plus (ii) a general and administrative percentage calculated by dividing Genzyme's General Division's actual general and administrative costs by the sum of (A) Genzyme General Division's cost of goods sold (B) plus the increase in its inventory or minus the decrease in its inventory, as the case may be (C) plus its research and development expense (but in no event more than [*****] percent ([*****]%)).

     "MANUFACTURING KNOW-HOW" shall have the meaning ascribed to it in the Amended Collaboration Agreement.

     "MANUFACTURING WORK PLAN" shall mean the detailed Manufacturing Work Plan developed and signed by GTC and Genzyme, including any modifications, amendments or updates thereto mutually agreed to in writing by GTC and Genzyme, specifying the manufacturing services to be provided by Genzyme, which shall include, without limitation: a detailed description of the manufacturing services for the batch records requirements; periodic delivery requirements and delivery instructions; a manufacturing schedule; a project schedule; a responsibility matrix; and performance expectations. A copy of the initial Manufacturing Work Plan, which covers Manufacturing Services to be provided during the period from the Effective Date through December 31, 2001, is attached hereto as SCHEDULE I.

     "PATENT RIGHTS" shall mean patents, patent applications, certificates of invention, or applications for certificates of invention, together with any extensions, registrations, confirmations, re-issues, divisions, continuations or continuations-in-part, re-examination or renewals thereof.

     "RD&R DELIVERABLE" shall mean any item set forth in the RD&R Work Plan, including without limitation any report, summary, proposal, application, test or assay results (whether evidenced by a certificate or otherwise), clinical trials or statistical analyses, or filing for or in connection with any Regulatory Approval, or any draft or summary of, or other work product supporting or arising from, the foregoing items, which item is to be delivered to GTC or to any Third Party on behalf of GTC pursuant to the RD&R Work Plan.

     "RD&R COSTS" shall mean, with respect to any RD&R Deliverable, (i) Genzyme's Fully Burdened Cost of Service for such RD&R Deliverable plus (ii) a general and administrative percentage calculated by dividing Genzyme's General Division's actual general and administrative costs by the sum of (A) Genzyme General Division's cost of goods sold (B) plus the increase in its inventory or minus the decrease in its inventory, as the case may be (C) plus its research and development expense (but in no event more than [*****] ([*****]%)).

     "RD&R WORK PLAN" shall mean the research, development and regulatory services Work Plan developed and signed by GTC and Genzyme, including any modifications, amendments or updates thereto mutually agreed to in writing by GTC and Genzyme, which shall include, without limitation: the RD&R Deliverables and delivery schedules in connection with the MAA or other regulatory submission to be made in respect of the Collaboration Product under the Regulatory Scheme. A copy of the RD&R Work Plan, which covers RD&R Services to be provided during the period from the Effective Date through December 31, 2001 is attached hereto as SCHEDULE III.

------------------------
 Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

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     "REGULATORY APPROVALS" shall mean all approvals from regulatory authorities in any country, which approvals are required to market lawfully Collaborative Products in any such country, including without limitation any MAA and any product pricing approvals where applicable.

     "REGULATORY SCHEME" shall mean the United States Food, Drug and Cosmetic Act and the United States Public Health Service Act and the regulations, interpretations and guidelines promulgated thereunder by the FDA or the regulatory scheme applicable to the Collaboration Products in any country other than the United States, as such statutes, regulations, interpretations and guidelines or regulatory schemes may be amended from time to time, including, without limitation, the statutes, regulations, interpretations, and guidelines administered by the FDA and the EMEA.

     "SMIG TERRITORY" shall mean Japan, China, Taiwan, Thailand, India, Sri Lanka, Indonesia, Philippines, Vietnam, Singapore, Malaysia, Hong Kong, Myanmar (Burma), Pakistan, Bangladesh, South Korea, Laos, Cambodia and their respective succession states.

     "TECHNOLOGY" shall have the meaning ascribed to it in the Amended Collaboration Agreement.

     "TERRITORY" shall mean the world excluding the SMIG Territory.

     "THIRD PARTY" shall mean any entity other than ATIII LLC, GTC or Genzyme and their respective Affiliates.

     "TRANSGENIC ANIMAL" shall mean a non-human animal, or an egg, sperm or embryo of such animal, that bears in its germline a foreign gene derived from another animal species.

     "TRANSGENIC ATIII," which may be abbreviated as "ATIII," shall mean recombinant human ATIII produced by expression of a recombinant ATIII gene or ATIII cDNA or combination thereof in the milk of a Transgenic Animal bearing such a gene, cDNA or combination in its genome.

     Section 1.2 ADDITIONAL DEFINED TERMS. The following capitalized terms have the meaning ascribed thereto in the Section listed with respect to such capitalized term.

                    TERM                            SECTION
          Agreement                                Preamble
          Amended Collaboration Agreement          Recitals
          ATIII LLC                                Preamble
          cGMPs                                    8.2(a)
          Dispute                                  10.7
          Effective Date                           Preamble
          FFDCA                                    8.2
          Genzyme                                  Preamble
          GTC                                      Preamble
          Indemnitee                               8.6
          Indemnitor                               8.6
          Information                              7.1
          Inventions                               5.4
          Manufacturing Services                   3.1
          Notification                             10.7
          Original Collaboration Agreement         Recitals

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
                    TERM                            SECTION
          Party/Parties                            Preamble
          Project Manager                          5.1
          Publishing Party                         7.3
          Purchase Agreement                       Recitals
          RD&R Services                            4.1
          Reviewing Party                          7.3
          U.S. dollars                             6.3

                  ARTICLE 2. GRANTS AND RESERVATIONS OF RIGHTS

     Section 2.1. LICENSES AND SUBLICENSE FROM GTC. GTC hereby grants to Genzyme a non-exclusive, irrevocable (during the term of this Agreement), royalty-free right and sublicense under (a) the Licenses (as defined in the Amended Collaboration Agreement) granted to it pursuant to Section 3.1 the Amended Collaboration Agreement and (b) the GTC Intellectual Property Rights and the related Manufacturing Know-How owned or controlled by GTC, in each case solely to the extent required to permit Genzyme to perform its duties under this Agreement. GTC hereby grants to Genzyme a non-exclusive, irrevocable (during the term of this Agreement), royalty-free right and license to use any and all present and future trademarks owned or licensed (with the right to sublicense) by GTC in connection with the commercialization of Collaboration Products in the Territory solely to the extent required to permit Genzyme to perform its duties under this Agreement.

     Section 2.2. LICENSE FROM GENZYME. The Parties hereby acknowledge and agree that the Genzyme Patent Rights and Genzyme Technology covering Inventions arising as a result of and during the course of Genzyme's performance of the Manufacturing Services or the RD&R Services hereunder are subject to the Licenses granted by Genzyme to GTC under Section 3.1 of the Amended Collaboration Agreement.

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                       ARTICLE 3. MANUFACTURING SERVICES

     Section 3.1.   PERFORMANCE OF SERVICES; AUDITS OF FACILITIES.

     (a) Genzyme shall perform the manufacturing activities (the "Manufacturing Services") set forth in the Manufacturing Work Plan attached hereto as SCHEDULE I in accordance with the terms and conditions set forth therein and herein. The Manufacturing Work Plan may be modified or amended from time to time upon the mutual written agreement of the Parties. Any Manufacturing Services in addition to those set forth in the Manufacturing Work Plan as it existed on the Effective Date shall be subject to the availability of capacity and personnel of Genzyme as reasonably determined by Genzyme. Genzyme covenants that neither Genzyme nor any Third Party shall manufacture products in any Facility or use any equipment integral thereto that makes any such Facility or equipment unusable for the performance of the Manufacturing Services as agreed upon in the Manufacturing Work Plan; PROVIDED, HOWEVER, that it is understood and agreed that nothing herein shall prohibit Genzyme from modifying any Facility in a manner that does not make such Facility unusable for the performance of Manufacturing Services hereunder. Genzyme shall promptly notify GTC of any modification to any Facility that will materially affect the licensure of the Collaboration Products under the Regulatory Scheme. Genzyme will keep GTC reasonably informed of all planned changes to the Facilities and provide GTC with a reasonable opportunity to discuss such plans before they are implemented, with it being understood and agreed by the parties that GTC's approval shall not be required for any such changes. GTC acknowledges that Genzyme will provide the Manufacturing Services in the Work Plan and that GTC does not require that the Facilities will be reserved for FTC's exclusive use.

     (b) GTC may conduct an audit of each Facility and Genzyme's operations at its sole expense during regular business hours and upon reasonable advance notice to Genzyme for the sole purpose of confirming that each Facility and Genzyme's operations are reasonably suitable for the manufacture of Collaboration Products, as long as such observation does not interfere with Genzyme's operations at any such facility; PROVIDED, HOWEVER, that in no event shall GTC conduct such audit of any Facility more once in each calendar year during the period in which Genzyme performs Manufacturing Services under this Agreement unless additional audits are reasonably necessary under the Regulatory Scheme; PROVIDED FURTHER that notwithstanding the forgoing limitation on GTC's rights to audit the Facilities, GTC shall have the right to audit any and all modifications to any Facility within a reasonable amount of time after such modifications are made.

     Section 3.2.   FORECASTS; PURCHASE ORDERS.

     (a) No later than forty-five (45) days prior to the commencement of each calendar quarter during the term of this Agreement, GTC shall provide a non-binding written forecast to Genzyme stating the amount of the Collaboration Products GTC reasonably anticipates it will purchase from Genzyme for each of the next eight (8) calendar quarters, which forecast shall be broken out by quarter for the first four (4) calendar quarters covered thereby. GTC has delivered to Genzyme the initial forecast prior to the execution of this Agreement.

     (b) Annual firm purchase orders for Collaboration Products shall be placed by GTC no later than the commencement of each calendar year during the period in which Genzyme provides Manufacturing Services hereunder. The firm purchase orders may differ from the forecast provided by GTC pursuant to clause
(a) above; PROVIDED, HOWEVER, that Genzyme shall not be obligated to supply GTC in any given month in a calendar quarter amounts of Collaboration Products in excess of

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[*****] percent ([*****] %) of the amount provided for such month in the most recent annual forecast provided by GTC and in no event in excess of Genzyme's capacity to manufacture Collaboration Products in the Facility as described in the Manufacturing Work Plan. Firm purchase orders shall be delivered by GTC to Genzyme's Manufacturing Project Manager (as defined below).

     (c) Each firm purchase order shall include: (i) the quantity of Collaboration Products to be purchased; (ii) the requested delivery date(s) therefor; (iii) any relevant shipping instructions; and (iv) any other information dictated by the circumstances of the order. Genzyme shall accept purchase orders issued to it by GTC that are within the amounts allowed by the restrictions set forth in clause (b) above within five (5) Business Days after receipt of such purchase order. Genzyme shall use commercially reasonable efforts to ship Collaboration Products to GTC or its designee in accordance with the terms of the purchase order.

     Section 3.3.   MODIFICATIONS OF MANUFACTURING PROCESS.

     (a) Genzyme will use commercially reasonable efforts to contact promptly the GTC Manufacturing Project Manager (as defined below) in the event of a Deviation in the manufacture of Collaboration Products from the Manufacturing Work Plan (whether actual, expected or anticipated) that could impact the safety, identity, strength, quality or purity of any Collaboration Product. Genzyme shall notify the GTC Manufacturing Project Manager in writing of any such Deviation within two (2) Business Days after the occurrence of such Deviation.

     (b) Upon receipt by GTC of Genzyme's notice pursuant to clause (a) above or upon GTC's independent observation or awareness of any such Deviation, the Parties' Manufacturing Project Managers shall meet within five (5) Business Days after such notice or observation, as the case may be, to determine the course of performance thereafter. The agenda for such meeting shall include, without limitation, an assessment of such Deviation and possible solutions and the development of a plan to correct the Deviation, including a mutually agreeable time frame for such correction, and a plan for reporting such Deviation, if necessary, to the applicable regulatory authorities. Genzyme and GTC shall undertake all commercially reasonable efforts to remedy any Deviation from the Manufacturing Work Plan.

     Section 3.4.   CERTIFICATES.

     (a) Genzyme shall perform, or cause its contract manufacturer(s) to perform, quality assurance and control tests on each lot of Collaboration Products finish processed pursuant to this Agreement before delivery and shall prepare, or cause its contract manufacturer(s) to prepare and deliver, a written report of the results of such tests. Each test report shall set forth for each lot delivered the items tested, specifications and results in a certificate of analysis containing the types of information that shall have been approved by GTC and are in compliance with acceptance criteria submitted to the FDA or other applicable regulatory authority. Genzyme shall maintain such certificates for a period of not less than seven (7) years from the date of expiration of such batch of Collaboration Product, or such longer period as may be required under the applicable requirements of the applicable Regulatory Scheme.

     (b) Genzyme shall prepare and maintain, or cause its contract manufacturer(s) to prepare and deliver to Genzyme, for a period of not less than seven (7) years from the date of expiration of each lot of Collaboration Products or such longer period as may be required under applicable requirements of the applicable Regulatory Scheme for each lot of Collaboration Products manufactured hereunder a certificate

------------------------
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Exchange Commission. Asterisks denote such omissions.

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of compliance containing the types of information which shall have been approved by GTC or required by the FDA or other applicable regulatory authority, which certificate will certify that the lot of Collaboration Products was manufactured in compliance with acceptance criteria submitted to the FDA or other regulatory authority.

     (c) Upon the expiration of any seven (7)-year period (or such longer period as may be required under the applicable requirements of the applicable Regulatory Scheme) referenced in the foregoing clauses (a) and (b), Genzyme shall, and shall cause its contract manufacturer(s) to, notify GTC of the expiry of such period and upon receipt of GTC's written instructions therefor to either destroy or deliver to GTC at GTC's expense, all such certificates; PROVIDED, that if GTC does not provide written directions within fifteen (15) Business Days of receiving the relevant notice, Genzyme shall deliver at GTC's expense the applicable certificates to GTC in accordance with the appropriate delivery instructions contained in the Manufacturing Work Plan.

     Section 3.5. ACCESS TO RECORDS AND FACILITIES; CLINICAL AND REGULATORY AUDITS.

     (a) Genzyme shall permit GTC to have access during regular business hours and upon reasonable advance notice, at GTC's expense and no more than twice in each calendar year during the term of this Agreement, to those records and supporting documentation of Genzyme, to the extent necessary to substantiate all of Genzyme's Fully Burdened Costs of Goods, billing invoices, adjustments and other matters pertaining to the performance of Genzyme under this Agreement and those records and supporting documentation of Genzyme for three (3) years prior to the date of this Agreement solely to the extent that they contain information that may affect charges and costs under this Agreement. Genzyme shall maintain such records and supporting documentation for a period of three (3) years from the date thereof.

     (b) GTC shall have the right, at its own expense to have a reasonable number of GTC employees or representatives enter each Facility or the facility of Genzyme's contract manufacturer(s), as the case may be, solely to observe activities relating to the manufacture of Collaboration Products and the documentation of such Manufacturing Services and any other activity incidental thereto during regular business hours and upon reasonable advance notice and no more than twice in each calendar year during the term of this Agreement, as long as such observation does not interfere with Genzyme's operations at any such Facility; PROVIDED, HOWEVER, that such GTC personnel shall be subject to the supervision of Genzyme while present in such Facility or facility as the case may be, and shall adhere to Genzyme's safety policies and the safety and confidentiality requirements of Genzyme's contract manufacturer(s), as applicable; PROVIDED FURTHER that GTC's right to enter the facility of Genzyme's contract manufacturer(s) shall be subject to the authorization by such contract manufacturer(s).

     (c) Genzyme shall permit a reasonable number of GTC employees or representatives of GTC to have access during regular business hours and upon reasonable advance notice, at GTC's own expense and no more than twice in each calendar year during the term of this Agreement, to audit Genzyme's records relating to the Manufacturing Services for the purpose of monitoring compliance with Manufacturing Work Plan, cGMPs and other requirements of the applicable Regulatory Scheme.

     (d) Genzyme shall advise GTC immediately if an authorized agent of the FDA or other regulatory authority visits any of Genzyme's manufacturing facilities, including, without limitation, any Facility, or any other facilities at which Collaboration Products are manufactured by Genzyme's contract manufacturers, for an inspection with respect to the Collaboration Products. Genzyme shall furnish, or cause the appropriate Third Party to furnish, to GTC the report by such regulatory authority of such visit, to the extent that such report relates to Collaboration Products, within fifteen (15) Business Days after Genzyme's receipt of such report.

     (e) Notwithstanding anything to the contrary in this Agreement, GTC may not designate any Third Parties (other than agents of the FDA or other regulatory authorities) to visit any of Genzyme's manufacturing facilities without the prior written consent of Genzyme, which consent shall not be unreasonably withheld or delayed. Any such Third Party shall be required to execute a confidentiality agreement reasonably acceptable to Genzyme prior to such visit.

     Section 3.6. TECHNOLOGY TRANSFER PROJECT. GTC shall use its reasonable efforts to select and qualify a Third Party to manufacture the Collaboration Products and perform the Manufacturing Services by no later than six (6) months prior to the expiration of the term of this Agreement set forth in Section 9.1(ii) hereof. Genzyme shall, at GTC's expense, reasonably cooperate with GTC during the term of this Agreement to provide advice in the selection and validation of Third Party vendors and such technical assistance as may be necessary in connection with the transfer of the Manufacturing Services to the Third Party vendor selected and qualified by GTC as a manufacturer of the Collaboration Products. Genzyme shall use its reasonable efforts to develop and deliver the reasonable deliverables set forth in SCHEDULE II hereto and such other deliverables as may be identified and mutually agreed upon by the Parties in writing in connection with the transfer of Manufacturing Services to such Third Party vendor. Genzyme shall provide advice with respect to the selection and validation of a Third Party vendor in good faith upon GTC's request pursuant to this Section 3.6 but shall have no liability to GTC, its Affiliates or any Third Parties with respect thereto whatsoever.

            ARTICLE 4. RESEARCH, DEVELOPMENT AND REGULATORY SERVICES

     Section 4.1.   RESEARCH, DEVELOPMENT AND REGULATORY SERVICES.

     (a) PERFORMANCE OF SERVICES. Genzyme hereby agrees to provide the research, development and regulatory services for the preparation, production and delivery of the RD&R Deliverables in connection with certain Regulatory Approval filings in the Territory for certain Collaboration Products in the name of GTC or in the name of such other entity as GTC may direct in writing, all as set forth in the RD&R Work Plan set forth in SCHEDULE III hereto (such services, collectively, the "RD&R Services"). The RD&R Work Plan may be modified or amended from time to time upon the mutual written agreement of the Parties. Any RD&R Services in addition to those set forth in the initial RD&R Work Plan shall be subject to the availability of Genzyme's capacity and personnel, as determined by Genzyme in its sole discretion. Prior to any submission to the EMEA or any other authority under the applicable Regulatory Scheme, or with respect to any other Regulatory Approval, the Parties' European Project Managers or U.S. Regulatory Project Managers, as applicable (each as defined below), shall consult on, and GTC shall approve in writing, the content and scope of such Regulatory Approval filings.

     (b) DELIVERY. Genzyme shall deliver all RD&R Deliverables in accordance with the instructions contained in the RD&R Work Plan. GTC shall reimburse Genzyme for all delivery expenses (including, without limitation, filing fees, as applicable) incurred by Genzyme in connection therewith.

     (c) MODIFICATION OF RD&R SERVICES. GTC shall approve all methodologies, reports, filings and timelines. Genzyme shall not change the reports, filings, timelines or methodologies set forth in RD&R Work Plan without the prior written consent of GTC, which consent shall not be unreasonably withheld or delayed. Genzyme will use commercially reasonable efforts to contact promptly, but in no event later than two (2) Business Days following the occurrence of any such deviation, the GTC Project Coordinator in the event of any deviation from the RD&R Work Plan (whether actual, expected or anticipated) that could impact any Regulatory Approval or filings for the Collaboration Products as contemplated by the RD&R Work Plan. Upon receipt by GTC of Genzyme's notice pursuant to the preceding sentence or upon GTC's independent observation or awareness of such deviation, the

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appropriate Project Managers of the Parties shall meet within two (2) Business
Days of such notice to determine the course of performance thereafter. The agenda for such meeting shall include, without limitation, an assessment of such deviation and possible solutions and the development of a plan to correct such deviation that shall include a mutually agreeable timeframe for such correction. Genzyme shall use best efforts to remedy any deviation from the RD&R Work Plan, including, without limitation, the timing of any filing specified therein.

     Section 4.2.   CERTIFICATES AND ACCESS; RECORDS.

     (a) Each RD&R Deliverable that is test, assay report or technical report prepared by or on behalf of Genzyme shall set forth the items tested, specifications and results in a certificate of analysis or report, as the case may be, containing the types of information that shall have been approved by GTC or required by the FDA or other applicable regulatory authority. Genzyme shall maintain such certificates and/or reports for the later to terminate of a period of not less than seven (7) years from the date of performance or for such longer period as may be required under applicable requirements of the applicable Regulatory Scheme.

     (b) Genzyme shall permit a reasonable number of GTC employees or representatives to have access during regular business hours and upon reasonable advance notice, at GTC's own expense and no more than twice in each calendar year during the term of this Agreement, to those records and supporting documentation of Genzyme, to the extent necessary to substantiate all of Genzyme's Fully Burdened Costs of Services, billing invoices, adjustments and other matters pertaining to the performance of Genzyme under this Agreement and those records supporting documentation for three (3) years prior to the date of this Agreement solely to the extent that they contain information that may affect charges and costs under this Agreement. Genzyme shall maintain such records and supporting documentation for a period of three (3) years from the date thereof.

     (c) Upon the expiration of any seven (7)-year period referenced in the foregoing clause (a), Genzyme shall, and shall cause its contractors, if any, to, notify GTC of the expiry of such period and to either destroy or deliver to GTC, at GTC's written direction, all such certificates and/or reports; PROVIDED, that if GTC does not provide written directions within fifteen (15) Business Days of receiving the relevant notice, Genzyme shall deliver at GTC's expense the certificates and/or reports in accordance with the appropriate delivery instructions contained in the RD&R Work Plan.

     (d) Genzyme shall permit a reasonable number of GTC employees or representatives during regular business hours and upon reasonable advance notice, at GTC's own expense and no more than twice in each calendar year during the term of this Agreement, to audit Genzyme's records and facilities relating to the RD&R Services for the sole purpose of monitoring compliance with the RD&R Work Plan and the applicable requirements of the Regulatory Scheme, as long as such observation does not interfere with Genzyme's operations; PROVIDED, HOWEVER, that such GTC personnel shall be subject to the supervision of Genzyme while present in such facilities and shall adhere with Genzyme's safety policies.

                   ARTICLE 5. GENERAL PROVISIONS FOR SERVICES

     Section 5.1.   PROJECT MANAGEMENT.

     (a) GTC and Genzyme have each appointed a (i) a project manager for the Manufacturing Services (the "Manufacturing Project Managers"), (ii) a project manager for the European clinical and regulatory portion of the RD&R Services (the "European Project Managers"), (iii) a project manager for U.S. regulatory portions of the RD&R Service (the "US Regulatory Project Managers"), (iv) a project

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manager for research and development portion of the RD&R Services (the "Research
Project Managers"), (v) a project manager for the U.S. clinical portion of the RD&R Services (the "U.S. Clinical Project Managers") and (vi) an overall coordinator for the Manufacturing and RD&R Services (the "Project
Coordinators"). The initial Project Managers and Project Coordinators are identified in Schedule IV hereto. Each Party may change any of its Project Managers or its Project Coordinator at any time in its sole discretion by delivery written notice of such change to the other Party.

     (b) The Project Managers shall have the authority of GTC and Genzyme, as applicable, to resolve disputes between GTC and Genzyme with respect to the day-to-day execution of relevant portions of the Manufacturing Work Plan and the RD&R Work Plan. In addition, the Project Managers and the Project Coordinators shall advise and instruct one another concerning all aspects of performance under this Agreement except as otherwise provided herein, in the Manufacturing Work Plan or the RD&R Work Plan or determined by GTC and Genzyme.

     The Project Managers and the Project Coordinators shall meet with their counterparts regularly and at least on a monthly basis during the performance of Manufacturing Services and RD&R Services, as applicable. Additional meetings may be scheduled as the Project Managers and Project Coordinators may mutually determine as necessary or advisable. Except as otherwise agreed by Genzyme and GTC, each meeting's agenda shall include, without limitation, the review and on-going update of the Manufacturing Work Plan and RD&R Work Plan, as the case may be, subject to Sections 3.1(a) and 4.1(a). The Project Managers and the Project Coordinators, respectively, will prepare jointly minutes of each such meeting and distribute such minutes to GTC and Genzyme within five (5) Business Days after each such meeting. The Project Coordinators, in consultation with the Project Managers, shall oversee monthly update memos and quarterly reporting on the Manufacturing Services and RD&R Services, which update memos and reports shall include such data, and be deliverable on such dates, as set forth in the Manufacturing and RD&R Work Plans.

     Section 5.2 SUBCONTRACTS. GTC acknowledges and agrees that, in performing services hereunder, that Genzyme may, and is hereby authorized to, engage or agree or otherwise collaborate with other Third Parties, including, without limitation, its Affiliates or research institutions performing other research and development activities for such party, to provide assistance in carrying out the services to be provided hereunder to the extent provided in or contemplated by the Manufacturing Work Plan and the Regulatory Work Plan. Genzyme shall use its reasonable efforts to cause its contract manufacturer(s) to authorize GTC's employees and representatives to have access to their facilities in which Collaboration Products are manufactured as contemplated by
Section 3.5 above.

     Section 5.3 OWNERSHIP OF INVENTIONS. Genzyme and GTC understand and agree that all right, title and interest to any (i) writings, inventions, know-how, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon (collectively, "Inventions") and (ii) data and information developed at least in part by, or on behalf of, Genzyme pursuant to this Agreement or in the course of performing Manufacturing Services and/or RD&R Services under this Agreement shall vest in Genzyme. It is understood that all of the aforementioned Inventions, data and information are subject to the license granted by Genzyme to GTC pursuant to Section 3.1 of the Amended Collaboration Agreement.

     Section 5.4 CONSISTENCY WITH REGULATORY REQUIREMENTS AND APPLICABLE LAWS AND REGULATIONS. Notwithstanding anything to the contrary in this Agreement, in no event shall Genzyme be required under the Manufacturing Work Plan, the RD&R Work Plan or otherwise to perform any element of the Manufacturing Services or the RD&R Services in a manner that is inconsistent with the applicable requirements of the Regulatory Scheme or other applicable laws or regulations.

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                            ARTICLE 6. PAYMENT TERMS

     Section 6.1    PRICE.

             (a) For the Manufacturing Services, Genzyme shall charge GTC an amount equal to the Manufacturing Costs plus and additional [*****] percent ([*****]%) of such Manufacturing Costs.

             (b) For the R&D Services, Genzyme Shall Charge GTC an amount equal to Rd&R Costs plus and additional [*****] percent ( [*****]%) of such RD&R Costs.

     Section 6.2 INVOICES. Genzyme shall issue an invoice to GTC on a monthly basis for the Manufacturing Services and RD&R Services provided during such calendar month. Payment terms are net forty-five (45) days from GTC's receipt of the invoice. Each invoice shall contain the detail described in SCHEDULE V hereto.

     Section 6.3 METHOD OF PAYMENT. All payments to be made under this Agreement shall be payable in U.S. dollars by check or wire transfer in immediately available funds to such account(s) as Genzyme may designate in writing to GTC. For purposes of this Agreement, "U.S. dollars" shall mean United States dollars and any success or currency thereof as the lawful currency of the United States of America.

     Section 6.4 LATE PAYMENTS. In the event that any payment due from GTC under this Article 1 is not made within ten (10) business days after such payment is due, interest shall accrue on such late payment from the date on which such amount became due at a rate per annum equal to the two (2) plus the prime rate established by Fleet National Bank, N.A. in Boston, Massachusetts, or at a lower rate if required by applicable law, calculated on the number of days that lapse until such amount is paid in full.

                           ARTICLE 7. CONFIDENTIALITY

     Section 7.1. NONDISCLOSURE OBLIGATIONS. Except as otherwise provided in this Article 7, during the term of this Agreement and for a period of five (5) years thereafter, the Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (a) confidential information and data resulting from or related to the development of Collaboration Products and (b) all information and data not described in clause
(a) but supplied by another Party under this Agreement and marked or identified as "Confidential" (the information and data described in the foregoing clauses
(a) and (b) being referred to herein as the "Information"). To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential. A Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially Collaboration Products. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Parties obligated not to disclose such Information or their respective Affiliates or sublicensees in

------------------------
 Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.

contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, provided that such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement or the Original Collaboration Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates or sublicensees, PROVIDED, that such Information was not obtained directly or indirectly from another Party under this Agreement or the Original Collaboration Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement or the Original Collaboration Agreement; or (v) is disclosed by the receiving Party pursuant to a subpoena lawfully issued by a court or governmental agency, provided that the receiving Party notifies the applicable Party immediately upon receipt of any such subpoena. The Parties hereby acknowledge and agree that the records, books and supporting documentation provided to or reviewed by GTC with respect to the Manufacturing Costs and the RD&R Costs shall be deemed to be Genzyme's confidential Information.

     Section 7.2. TERMS OF THIS AGREEMENT. The Parties further agree that the terms of this Agreement shall be deemed to be confidential and shall not be disclosed except as expressly permitted in this Section 7.2. Except as otherwise required by applicable law, each Party agrees not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that each Party shall be entitled to disclose the terms of this Agreement without such consent to potential investors or other financing sources on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential; PROVIDED FURTHER that promptly after the execution of this Agreement, the Parties shall discuss and mutually agree upon the provisions of an initial a press release announcing the existence of this Agreement, the Purchase Agreement and the Amended Collaboration Agreement and certain terms thereof to the extent either Party reasonably determines that such disclosure is required under applicable laws or regulations or is advisable. Notwithstanding the foregoing, Genzyme and GTC agree that the information contained in a press release mutually agreed upon by the Parties in advance may be used to describe the nature of this transaction, Genzyme and GTC may disclose the information contained in any such agreed upon and issued press release, as modified by mutual agreement from time to time, without the other Party's consent.

     Section 7.3.   PUBLICATIONS.

     (a) Each Party recognizes the mutual interest in obtaining valid patent protection. Consequently, either Party and its Affiliates and their respective employees, consultants and Third Party contractors wishing to make a publication (including, without limitation, any oral disclosure made without obligation of confidentiality) relating to work performed by Genzyme as part of the Manufacturing Services and/or the RD&R Services (the "Publishing Party") shall transmit to the other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publications, or an abstract of such oral disclosure at least fifteen (15) Business Days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right to (i) request a delay in publication or presentation in order to protect patentable information,
(ii) propose modifications to the publication for patent reasons or (iii) request that the information be maintained as a trade secret.

     (b) If the Reviewing Party requests a delay as described in clause (a)(i) above, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. Upon the expiration of forty-five (45) days, in the case of proposed written disclosures, or fifteen (15) Business Days in the case of an abstract of proposed oral disclosure, from transmission of such proposed disclosures to the

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Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentations, respectively, unless the Reviewing Party has requested the delay described above.

     (c) To the extent possible in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under clause
(a)(ii) above. If a trade secret that is the subject of a request made under clause (a)(iii) above cannot be otherwise protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.

           ARTICLE 8. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     Section 8.1. MUTUAL REPRESENTATIONS. Each Party warrants and represents to the other that (a) it has the legal right and power to enter into this Agreement, to extend the right and licenses granted to the other in this Agreement, and to perform fully its obligations hereunder, (b) this Agreement is a valid and binding agreement of such Party enforceable in accordance with its terms, (c) such Party has obtained all necessary approvals to the transactions contemplated hereby and (d) such Party has not made nor will it make any commitments to the other in conflict with or in derogation of such rights or this Agreement.

     Section 8.2. GENZYME'S REPRESENTATIONS AND WARRANTIES. Genzyme hereby represents, warrants and covenants to and with GTC as follows:

     (a) The Collaboration Products manufactured, sold and delivered pursuant to this Agreement shall be manufactured and delivered in accordance with (i) the current Good Manufacturing Practices promulgated by the FDA or other applicable regulatory authority ("cGMPs") and (ii) after such time as the GTC Manufacturing Specifications are mutually determined by the Parties and added to the Manufacturing Work Plan in accordance with Section 1.1(a) hereof, in accordance with the GTC Manufacturing Specifications set forth in SCHEDULE I hereto and any changes thereto as may be mutually agreed upon in writing by the Parties from time to time. Genzyme further warrants that the Collaboration Products delivered by Genzyme shall conform in all material respects to any applicable requirements of the Regulatory Scheme regarding the manufacture of the Collaboration Products. Notwithstanding the foregoing, Genzyme's representations and warranties hereunder do not extend to any acts or omissions by Genzyme or its Affiliates or contract manufacturer(s) as a result of directions or instructions provided by GTC as to the manner in which the Manufacturing Services are to be performed, including without limitation the Manufacturing Work Plan and the GTC Manufacturing Specifications.

     (b) All Collaboration Products delivered to GTC pursuant to this Agreement, at the time of such delivery, shall not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, as amended ("FFDCA"), or within the meaning of any applicable state or municipal law in which the definition of adulteration is substantially the same as that contained in the FFDCA, as the FFDCA and such laws are constituted and effective at the time of delivery, and will not be an article which may not, under the provisions of the FFDCA, be introduced into interstate commerce. Notwithstanding the foregoing, Genzyme's representation and warranty hereunder does not extend to any packaging or labeling provided by, or at the direction of, GTC or to any acts or omissions by Genzyme or its Affiliates or contract manufacturer(s) as a result of directions or instructions provided by GTC as to the manner in which the Manufacturing Services are to be performed, including without limitation the Manufacturing Work Plan and the GTC Manufacturing Specifications.

     (c) All activities associated with the operation of each Facility will be conducted in accordance with all applicable laws except to the extent that such failure to comply therewith would not have a material adverse effect on Genzyme's performance of its obligations under this Agreement.

     (d) All aspects of the RD&R Services will be conducted in accordance with the Regulatory Scheme and all other applicable federal, state, local and foreign statute, law, ordinance, regulation, rule, code, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by any governmental authority, or any guideline, interpretation and other requirement or rule of law. Notwithstanding the foregoing, Genzyme's representation and warranty hereunder does not extend to any acts or omissions by Genzyme, its Affiliates or vendors as a direct result of directions or instructions provided by GTC as to the manner in which the RD&R Services are to be performed or delivered, including without limitation the RD&R Work Plan.

     (e) All RD&R Deliverables to be filed pursuant to the Regulatory Scheme will be prepared and produced in accordance with the Regulatory Scheme and other applicable federal, state, local and foreign statute, law, ordinance, regulation, rule, code, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by any governmental authority, or any guideline, interpretation and other requirement or rule of law. Notwithstanding the foregoing, Genzyme's representation and warranty hereunder does not extend to any acts or omissions by Genzyme, its Affiliates or vendors as a direct result of directions or instructions provided by GTC as to the manner in which the RD&R Services are to be performed or delivered, including without limitation the RD&R Work Plan.

     Section 8.3. DISCLAIMER OF WARRANTIES. THE LIMITED WARRANTIES CONTAINED IN SECTION 8.2 ARE THE SOLE WARRANTIES WITH RESPECT TO THE COLLAOBRATION PRODUCT, THE MANUFACTURING SERVICES, THE RD&R SERVICES AND THE RD&R DELIVERABLES SUPPLIED, DELIVERED OR PERFORMED BY GENZYME AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW OR STATUTE. GTC ASSUMES ALL RISK WHATSOEVER AS TO THE USE OF THE COLLABORATION PRODUCT AND THE RD&R DELIVERABLES, WHETHER USED SINGLY OR IN COMBINATION WITH OTHER SUBSTANCES OR MATERIALS.

     Section 8.4. LIMITATION ON LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES.

     Section 8.5.   INDEMNIFICATION.

     (a) GENZYME'S INDEMNIFICATION OBLIGATIONS. Genzyme will indemnify and hold GTC harmless against any and all Liabilities resulting from (i) any Third Party claims made or suits brought against GTC to the extent such Liability arises from Genzyme's gross negligence or willful misconduct in the performance of the Manufacturing Services or the RD&R Services or (ii) any breach of any representation or warranty made by Genzyme in this Agreement; PROVIDED, HOWEVER, that such indemnification shall not extend to any Liabilities resulting from (x) any acts or omissions by Genzyme as a direct result of directions or instructions provided by GTC as to the manner in which the Manufacturing Services or the RD&D Services are to be performed, including without limitation the GTC Manufacturing Specifications, the Manufacturing Work Plan and the RD&R Work Plan or (y) the gross negligence or willful misconduct of GTC.

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     (b)   GTC'S INDEMNIFICATION OBLIGATIONS. GTC will indemnify and hold
Genzyme harmless against any and all Liabilities resulting from (i) any packaging or labeling of the Collaboration Products to the extent that such packaging or labeling has been supplied by or at the direction of GTC and applied in accordance with instructions from GTC, (ii) any Third Party claims made or suits brought against Genzyme to the extent such Liability arises from GTC's breach of any provision of this Agreement or its gross negligence or willful misconduct, (iii) any representation or warranty made by GTC to its customers or users with respect to the Collaboration Products other than representations or warranties that (A) the Collaboration Products are not, at the time of delivery by Genzyme to GTC, adulterated within the meaning of the FFDCA or within the meaning of any applicable state or municipal law in which the definition of adulteration is substantially the same as that contained in the FFDCA and (B) will not be an article that may not, under the provisions of the FFDCA, be introduced into interstate commerce, (iv) the use of the Collaboration Product for any purpose, including without limitation any use contemplated under this Agreement or the Amended Collaboration Agreement, (v) the manufacture of the Collaboration Product according to the GTC Manufacturing Specifications, (vi) after delivery of the Collaboration Product by Genzyme to GTC (or GTC's designee), the handling, storage, testing, transportation, promotion, distribution, sale, use, treatment or disposal of the Collaboration Product, (vii) visits by GTC's representatives to the Facilities or the facilities of Genzyme's contract manufacturer(s), (viii) alleged design, trademark, trade name or copyright infringement resulting from the use of any design, trademark, trade name, copyright or part thereof, appearing on the Collaboration Products at GTC's request or (ix) patent or copyright infringement based on the manufacture, sale or use of the Collaboration Products manufactured by Genzyme pursuant to this Agreement; PROVIDED, HOWEVER, that such indemnification shall not extend to any such Liabilities resulting from the gross negligence or willful misconduct of Genzyme.

     (c) INDEMNIFICATION PROCEDURES. GTC, Genzyme, any of their respective Affiliates, or their respective employees or agents that intends to claim indemnification under this Section 8.5 (each, in such capacity, an "Indemnitee") shall promptly notify the other Party (in such capacity, the "Indemnitor") of any Liability in respect of which such Indemnitee intends to claim such indemnification reasonably promptly after such Indemnitee is aware thereof, and the Indemnitor shall assume the defense of any related Third Party action, suit or proceeding with counsel mutually satisfactory to such parties; PROVIDED, HOWEVER, that such Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicting interests between such Indemnitee and any other party represented by such counsel in such proceedings. In any claim or suit in which an Indemnitee seeks indemnification from the Indemnitor, the Indemnitee shall not settle, offer to settle or admit liability or damages in any such claim or suit without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The indemnity agreement in clause (a) or (b) above, as the case may be, shall not apply to amounts paid in settlement of any claim, loss, damage or expense if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure of an Indemnitee to deliver notice to the Indemnitor within a reasonable time after becoming aware of such matter, if materially prejudicial to the Indemnitor's ability to defend such action, shall relieve the Indemnitor of such liability to the Indemnitee under clause (a) or (b) above, as the case may be. Each Indemnitee and its employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any matter covered by this indemnification. The Indemnitor shall additionally be liable to pay any reasonable attorneys' fees and expenses incurred by any Indemnitee in establishing a successful claim for indemnity hereunder.

     Section 8.6. INSURANCE. Each Party shall maintain the following insurance policies or self insurance that is adequately funded in accordance with sound actuarial principles and in accordance with any applicable statutory requirements: Commercial General Liability insurance, including contractual

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liability coverage, in an amount not less than [*****] U.S. dollars
(U.S.$[*****]) per occurrence and [*****] U.S. dollars (U.S.$[*****]) annual aggregate; and naming the other Parties' Indemnitees as specified in this Agreement, additional insured as their interests may appear. In addition, Genzyme shall maintain Products Liability insurance applicable to the manufacture of any Collaboration Products under this Agreement in accordance with the following milestones: (i) as of the date of this Agreement, Genzyme will have in full force and effect Primary Products Liability Insurance for Human Clinical Trials in an amount not less than [*****]U.S. dollars (U.S.$[*****]) per occurrence and in the aggregate, with defense costs within the limits, and said coverage shall continue to be in effect for not less than [*****]; (ii) as of the date on which GTC or its Affiliate or collaborative partner receives marketing authorization for the first Collaboration Product, Genzyme will have in full force and effect Products and Completed Operations Liability Insurance in an amount not less than [*****] U.S. dollars (U.S.$[*****]) per occurrence and in the aggregate with defense costs within the limits, and said policy shall continue to be in effect for not less than [*****]. Each such Products Liability policy shall name GTC and its Indemnitees as specified in this Agreement, additional insureds. Each Party shall provide the other upon written request , a certificate of insurance or evidence of appropriate self-insurance, as applicable as evidence of the insurance required herein and said certificate shall provide not less than thirty (30) days notice of cancellation, termination, non-renewal or a material change which reduces the terms and conditions of the coverage below that required in this Agreement. Each Party's insurance shall be written as primary policy coverage and not contributing with, nor in excess of, any insurance which any other Party shall carry with respect to the obligations of each Party under this Agreement. If replacement insurance (without any gap in coverage) meeting the requirements of this Agreement is not obtained by the Party whose coverage is affected, then the other Party shall have the right to terminate this Agreement upon thirty (30) days prior written notice.

     Section 8.7. LIMITATION ON REMEDY. EXCEPT AS PROVIDED IN SECTION 8.5 HEREOF, GTC'S EXCLUSIVE REMEDY AND GENZYME'S TOTAL LIABILITY TO GTC FOR CLAIMS FOR BATCHES OF COLLABORATION PRODUCT DELIVERED UNDER THIS AGREEMENT THAT FAILS TO MEET THE GTC MANUFACTURING SPECIFICATIONS AT THE TIME OF DELIVERY (EXCEPT AS A DIRECT RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GENZYME) IS EXPRESSLY LIMITED AS FOLLOWS: GTC HAS THE OPTION OF REPLACEMENT OF, OR REPAYMENT OF THE PRICE PAID FOR, THE BATCH OF COLLABORATION PRODUCT WITH RESPECT TO WHICH FAILURES TO CONFORM ARE CLAIMED. GTC WAIVES ALL OTHER CLAIMS BY GTC AGAINST GENZYME FOR SUCH BATCHES OF COLLABORATION PRODUCT DELIVERED UNDER THIS AGREEMENT.

     Section 8.8. GTC'S REPRESENTATIONS AND WARRANTIES. GTC hereby represents, warrants and covenants to Genzyme that the milk to be provided to Genzyme by GTC in connection with the Manufacturing Services shall meet the criteria mutually agreed upon by the Parties and set forth in the Manufacturing Work Plan.

     Section 8.9 GENZYME COVENANT. Genzyme hereby agrees that it will not use any of the equipment that is owned by GTC and located in any Genzyme Facility or otherwise on Genzyme's premises and listed on SCHEDULE VI hereto for any products other than the Collaboration Products without compensating GTC for such use at a commercially reasonable rate to be negotiated in good faith and mutually agreed upon by the Parties that takes into account the amount, if any, paid by Genzyme with respect to such equipment, including without limitation as part of any purchase or acquisition cost or any depreciation expense of such equipment.

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                                     - 18 -
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                        ARTICLE 9. TERM AND TERMINATION

     Section 9.1 TERM OF AGREEMENT. This Agreement shall be effective for a period beginning on the Effective Date and ending upon the earlier of (i) the date on which both the Manufacturing Services and RD&R Services have expired or been terminated pursuant to this Article 9 or (ii) the third (3rd) anniversary of the Effective Date, unless terminated as provided in Section 9.4 below. The Parties agree to negotiate in good faith a reasonable extension of the term of this Agreement for the purposes of extending the Manufacturing Services (but not RD&R Services) if requested by either Party prior to the expiration of this Agreement pursuant to the immediately preceding sentence.

     Section 9.2 TERM AND TERMINATION OF MANUFACTURING SERVICES. Genzyme shall provide Manufacturing Services hereunder until the earlier of (i) the third (3rd) anniversary of the Effective Date, (ii) the date on which GTC first receives marketing approval from a regulatory authority for the first Collaboration Product, unless the Manufacturing Services are terminated earlier pursuant to this Section 9.2, (iii) the expiration of the last mutually agreed upon Manufacturing Work Plan or (iv) the successful completion of the transfer of the Manufacturing Services to a third party and the delivery by Genzyme of all of the deliverables agreed upon by the Parties in connection therewith pursuant to Section 3.6 hereof. The Parties agree to negotiate in good faith an extension of the three (3)-year period referenced in Section 9.2(i) above if requested by either Party prior to the earlier of the expiration of said period. The Parties may terminate the Manufacturing Services, with the remainder of this Agreement remaining in full force and effect, as follows:

     (a) GTC may terminate the Manufacturing Services at any time upon at least one hundred and eighty (180) days prior written notice to Genzyme;

     (b) Genzyme may terminate the Manufacturing Services upon at least one hundred and eighty (180) days prior written notice to GTC, PROVIDED, HOWEVER, that the effective date of any termination of the Manufacturing Services by Genzyme pursuant to this clause (b) may not occur until the earlier of (A) the date on which the transfer project contemplated by Section 3.6 hereto has been successfully completed with respect to at least one Third Party vendor or (B) the date on which GTC shall have provided Genzyme with written notice of the completion of GTC's (or its Affiliate's) own manufacturing capacity; or

     (c) the Parties may mutually agree in writing to terminate the Manufacturing Services at any time.

     Section 9.3. TERM AND TERMINATION OF RD&R SERVICES. Genzyme shall provide RD&R Services hereunder until the earlier of (i) the date on which GTC or its Affiliate or collaborative partner, as the case may be, first receives marking approval from a regulatory authority for the first Collaboration Product, (ii) such date as GTC withdraws application to receive marketing approval for the first Collaboration Product, (iii) such date as a regulatory authority rejects an application to receive marketing approval for the first Collaboration Product, (iv) the date on which GTC notifies Genzyme that it or its Affiliate or collaborative partner, as the case may be, has decided to stop development of the Collaboration Products, (v) the third (3rd) anniversary of the Effective Date or (vi) the expiration of the last mutually agreed upon RD&R Work Plan, unless the RD&R Services are terminated earlier pursuant to this Section 9.3. The Parties may terminate the RD&R Services, with the remainder of this Agreement remaining in full force and effect, as follows:

     (a) GTC may terminate the RD&R Services at any time upon ninety (90) days prior written notice to Genzyme;

     (b) Genzyme may terminate the RD&R Services upon ninety (90) days prior written notice to GTC, PROVIDED, HOWEVER, that the effective date of any termination of the RD&R Services by Genzyme pursuant to this clause (b) may not occur until Genzyme has delivered to GTC all of the RD&R Deliverables set forth in the RD&R Work Plan;

     (c) the Parties may mutually agree in writing to terminate the RD&R Services at any time.

     Section 9.4. TERMINATION OF THE AGREEMENT IN ITS ENTIRETY. The Parties may terminate this Agreement in its entirety as provided below.

     (a) FOR BREACH. Either Party may terminate this Agreement at any time if the other Party breaches a material obligation under this Agreement and such breach has not been remedied within sixty (60) days after the non-breaching Party delivers written notice of such breach to the breaching Party.

     (b) BANKRUPTCY. Either Party may terminate this Agreement in the event that the other Party voluntarily or involuntarily enters a bankruptcy or similar proceeding or passes a resolution for winding-up its business, or a court makes an order to that effect (other than for the purpose of amalgamation or reconstruction), or voluntarily or involuntarily has a receiver appointed in respect of substantially all of its assets.

     (c) MUTUAL AGREEMENT. The Parties may mutually agree in writing to terminate this Agreement at any time.

     (d) TERMINATION OF THE AMENDED COLLABORATION AGREEMENT. This Agreement shall automatically terminate upon the termination for any reason of the Amended Collaboration Agreement.

     Section 9.5.   EFFECTS OF TERMINATION; SURVIVAL.

     (a) No termination of the Manufacturing Services, the RD&R Services or this Agreement in its entirety pursuant to this Article 9 shall eliminate any rights or duties of the Parties accrued prior to such termination.

     (b) In the event of any termination of the Manufacturing Services pursuant to Section 9.2 above or this Agreement in its entirety pursuant to
Section 9.4 above, GTC shall, as a condition precedent to the effectiveness of such termination, (i) purchase any equipment identified in the Manufacturing Work Plan from time to time that is acquired by Genzyme in connection with the Manufacturing Services and is dedicated to, and not utilizable by Genzyme except in the provision of, the Manufacturing Services, as expressly required by the Manufacturing Work Plan, for a purchase price equal to the net book value of such assets less any amounts paid by or charged to GTC, as depreciation, original acquisition cost, or otherwise, (ii) pay to Genzyme termination charges incurred by Genzyme from Third Party contractors and vendors related to the Manufacturing Services and (iii) compensate Genzyme for any non-cancelable obligations incurred by Genzyme in connection with the Manufacturing Services, and (iv) purchase from Genzyme all of its inventory (intermediates, raw material and finished product).

     (c) In the event of any termination of the Manufacturing Services pursuant to Section 9.2 above or this Agreement in its entirety pursuant to
Section 9.4 above, GTC and Genzyme shall negotiate in good faith for GTC to sell, and Genzyme to purchase, any equipment owned by GTC located in any Facility (or otherwise on Genzyme's premises) and listed on Schedule VI hereto
(i) that GTC does not desire to use, retain or transfer to its Third Party vendor and (ii) for which Genzyme determines that it has a reasonable alternative use and need, at a price equal to (A) the [*****] of such equipment [*****] (B) the [*****] with respect to such equipment, including, without limitation, as part of any purchase or acquisition cost, or any depreciation expense of such equipment.

     (d) In the event of any termination of the Manufacturing Services pursuant to Section 9.2 above or of this Agreement in its entirety pursuant to
Section 9.4 above, on or prior to the date twenty (20) Business Days after the effective date of such termination, or as otherwise agreed in writing by the Parties, Genzyme shall deliver to GTC all property of GTC located at any Facility (or otherwise on Genzyme's premises) or facility of any contractor of Genzyme other than such equipment that is subject to Section 9.5(c) above. Such delivery shall be made in accordance with the written instructions of GTC, which written instructions shall be provided to Genzyme at least fifteen (15) Business Days prior to the termination date. All delivery and related expenses accruing from the time such property is delivered to such common carrier shall be borne by GTC, except in the case of a termination of this Agreement by GTC under
Section 9.4(a) above, in which case Genzyme shall bear such delivery costs.

     (e)   In the event of any termination of the RD&R Services pursuant to
Section 9.3 above or of this Agreement in its entirety pursuant to Section 9.4 above, on or prior to the date twenty (20) Business Days after the effective date of the termination of the RD&R Services, or as otherwise agreed in writing by the Parties, Genzyme shall deliver to GTC all property of GTC located on Genzyme's premises or the premises of any contractor of Genzyme, including, without limitation, all RD&R Deliverables to be delivered prior to the effective date of termination pursuant to the RD&R Work Plan, whether such deliverables are complete or at any stage of work-in-progress (including, without limitation, any preparatory materials related thereto). Such delivery shall be made in accordance with the written instructions of GTC, which written instructions shall be provided to Genzyme within fifteen (15) Business Days prior to the termination date. All delivery and related expenses accruing from the time such property is delivered to such common carrier shall be borne by GTC, except in the case of a termination of this Agreement by GTC under Section 9.4(a) above, in which case Genzyme shall bear such delivery costs.

     (f) The provisions of Articles 1 and 7 and Sections 2.2 (unless and until such time as the Amended Collaboration Agreement is terminated), 3.4, 4.2(a) through (c) (inclusive), 5.4, 6.4, 8.1, 8.3, 8.5, 9.5, 10.1, 10.5 through 10.7
(inclusive) and 10.9 hereof shall survive the expiration or earlier termination of this Agreement.

                           ARTICLE 10. MISCELLANEOUS

     Section 10.1. NON-SOLICITATION. During the term of this Agreement and for a period of one (1) year thereafter, neither Party or its Affiliate shall solicit the employment of any person who, during the term of this Agreement, shall have been an employee of the other Party; PROVIDED, HOWEVER, that general advertising not specifically directed to such other Party's employees shall not be deemed to constitute solicitation under this Section.

     Section 10.2. FORCE MAJEURE. No Party shall be held liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation to contamination or diseases affecting the herd of Transgenic Animals from which ATIII is produced; PROVIDED, HOWEVER, that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of non-performance, and shall

------------------------
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Exchange Commission. Asterisks denote such omissions.

continue performance hereunder with reasonable dispatch wherever such causes are removed. Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall seek mutually and in good faith a resolution of the delay or the failure to perform.

     Section 10.3. ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that either Party may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation or (ii) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party, PROVIDED, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including without limitation those business assets that are the subject of this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.3 shall be void.

     Section 10.4. SEVERABILITY. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless otherwise specified herein or the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

     Section 10.5. NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next Business Day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 10.5 and shall be effective upon receipt by the addressee

         If to GTC:          Genzyme Transgenics Corporation
                             175 Crossing Boulevard
                             Framingham, Massachusetts 01702
                             Attention: President
                             Facsimile: (508) 370-3797

         with a copy to:     Genzyme Transgenics Corporation
                             175 Crossing Boulevard
                             Framingham, Massachusetts 01702
                             Attention: General Counsel
                             Facsimile: (508) 370-3797.

         If to Genzyme:      Genzyme Corporation
                             One Kendall Square
                             Cambridge, Massachusetts 02139
                             Attention: President and Chief Executive Officer
                             Facsimile: (617) 374-7423

         with a copy to:     Genzyme Corporation
                             One Kendall Square
                             Cambridge, Massachusetts 02139
                             Attention: Chief Legal Officer
                             Facsimile: (617) 252-7553.

     Section 10.6. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

     Section 10.7. DISPUTES.

     (a) Any disputes arising among or between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement (a "Dispute"), shall be resolved in accordance with the following provisions.

           (i) The representatives of the Parties (which, in the case of any dispute between GTC and Genzyme in connection with Article 3 or 4 hereof, shall be each such Party's Project Coordinator for the purposes of such Article) will negotiate in good faith for a period of not less than thirty (30) days to attempt to resolve the dispute. Any unresolved dispute shall be presented promptly to the Chief Executive Officers of GTC and Genzyme or a designee of such Chief Executive Officer reasonably acceptable to such other Party. Such executives shall meet or discuss in a telephone or video conference each of GTC and Genzyme's view and explain the basis for such dispute.

           (ii) If such executives cannot resolve such disagreement within sixty (60) days after such issue has been referred to them, then such dispute shall be referred to arbitration as described in the following clauses (b) and
(c).

     (b) Any Dispute not settled as contemplated by clause (a) above, shall be resolved, except as otherwise provided in this Section 10.7 solely and exclusively by binding arbitration. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations of the American Arbitration Association unless specifically modified herein.

     The Parties covenant and agree that the arbitration shall commence within one hundred and twenty (120) days following the date on which any Party files a written demand for arbitration. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third party witnesses. The Party to file a written demand for arbitration shall deliver written notification of such filing (the "Notification") to the other Party(ies) party to such dispute within ten (10) days of such filing. Each Notification will be deemed to have been sent on the date it is postmarked and deemed to have been received three days after the date it is postmarked. In addition, each Party(ies) party to such dispute may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party(ies) party to such dispute shall provide to the other party(ies) thereto, no later than fifteen (15) Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party's witness or expert. The arbitrator's decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages. Each Party hereby irrevocably waives any claim to damages in excess of those damages provided for in this Agreement.

     The Parties covenant and agree that they will participate in the arbitration of each Dispute to which they are, respectively, party in good faith and that they will share equally its costs, except as otherwise provided in this Agreement. The Parties shall bear their own attorneys' fees, costs and expenses in connection with the arbitration. The Parties will share equally in the arbitrator's fees and expenses, subject to the terms of this paragraph. The arbitrator may in his or her discretion assess costs and expenses (including reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrator shall be liable for costs and expenses, including attorneys' fees, incurred by the other Party(ies) to such Dispute in enforcing the award. This
Section 10.7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 10.7 shall be enforceable in any court of competent jurisdiction.

     Section 10.8. ENTIRE AGREEMENT: AMENDMENT. This Agreement, together with the Purchase Agreement and the Amended Collaboration Agreement and the schedules and exhibits hereto and thereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement, including without limitation the letter of intent dated November 7, 2001 by and between Genzyme and GTC and the Interim Funding Agreement dated March 28, 2001 by and among Genzyme, GTC and ATIII LLC, as amended to date; PROVIDED, HOWEVER, that this Agreement shall not affect the rights and obligations of Genzyme, GTC and ATIII LLC, a Delaware limited liability company, under the [*****] Agreement dated as of [*****] among Genzyme [*****], GTC and ATIII LLC related [*****] which shall remain in full force and effect. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by each of the Parties bound by the terms hereof so amended or modified. Each Party hereby acknowledges that this Agreement is the result of mutual negotiation and therefore any ambiguity in its terms shall not be construed against any Party.

     Section 10.9. HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

     Section 10.10. INDEPENDENT CONTRACTORS. It is expressly agreed that GTC and Genzyme shall be independent contractors and that the relationship between GTC and Genzyme shall not constitute a partnership, joint venture or agency.

     Section 10.11. WAIVER. Except as expressly provided herein, the waiver by any Party hereto of any right hereunder or of any failure to perform or any breach by any other Party shall not be deemed a waiver of

------------------------
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                                     - 24 -
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any other right hereunder or of any other failure to perform or breach by such other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

     Section 10.12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by telecopier, and shall have, and shall be deemed to have, the same effects as an original counterpart hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                       GENZYME CORPORATION


                                       By: /s/ Jan van Heek

                                       Name:  Jan van Heek

                                       Title: Executive Vice President


                                       GENZYME TRANSGENICS CORPORATION


                                       By:  /s/ John B. Green

                                       Name: John B. Green

                                       Title: Vice Present

                                   Schedule I

                         INITIAL MANUFACTURING WORK PLAN

See Attached.

                                   SCHEDULE I

                        MANUFACTURING SERVICES WORK PLAN

Manufacturing Services Work Plan          Confidential                 C. Hendry

TABLE OF CONTENTS

1.  GOALS AND OBJECTIVES

2.  SCOPE OF SERVICES

3.  PROCESS DESCRIPTION

11/09/01                                                                       2

                                    [*****]

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Exchange Commission. Asterisks denote such omissions.

                                   Schedule II

                          TRANSFER PROJECT DELIVERABLES

                                    [*****]

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Exchange Commission. Asterisks denote such omissions.

                                  Schedule III

                             INITIAL RD&R WORK PLAN

See Attached.

                      RESEARCH, DEVELOPMENT AND REGULATORY
                           (RD&R) SERVICES WORK PLAN

                                  17 July 2001

Table of Contents

1.   Goals and Objectives

2.   Scope of Services

3.   Additional Provisions for RD&R Services

4.   Budget (see attachments)

                                    [*****]

------------------------
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Exchange Commission. Asterisks denote such omissions.

                   3. ADDITIONAL PROVISIONS FOR RD&R SERVICES

IND SPONSORSHIP. Genzyme shall transfer no later than September 1, 2001 all sponsor obligations for any existing Investigational New Drug applications ("INDs") related to the Collaboration Products to GTC (or ATIII LLC if so instructed in writing by GTC) as of Effective Date, and GTC shall, itself or through ATIII LLC, maintain all such IND sponsor obligations throughout the term of this Agreement.

REGISTRATION APPROVAL. GTC shall be responsible for seeking, obtaining and maintaining all Regulatory Approvals and all approvals from the Regulatory Authorities regarding marketing and advertising materials. Genzyme shall cooperate with GTC in making and maintaining all filings that may be necessary or desirable in accordance with the RD&R Work Plan. Prior to any submission to the FDA or any authority under the applicable Regulatory Scheme, or with respect to any Regulatory Approval, the technical managers of Genzyme and GTC shall consult on the content and scope of such Regulatory Approval filings. Genzyme shall fully cooperate with GTC in its efforts to obtain regulatory approvals and shall provide such assistance as may be necessary for GTC to fully satisfy its obligations, including the collection of Collaboration Product related information and the preparation of reports with respect to such information. The scope and details of such cooperation by Genzyme shall be mutually agreed upon in writing by the GTC and Genzyme Regulatory Affairs departments. GTC shall apply for the Registration Approval as agreed, subject to the following conditions:

ADVERTISING AND PROMOTIONAL MATERIALS. Marketing and promotional materials related to the Collaboration Product shall not reference Genzyme without prior written approval of Genzyme in accordance with its written procedures.

COMMUNICATION WITH AGENCIES. GTC shall have responsibility for communications with the Regulatory Authorities concerning the Registration Approval and approval of Collaboration Product related to marketing and advertising materials. Each party shall advise the other party of material developments and events relating to their respective regulatory responsibilities in writing within two (2) Business Days after notice of such material development and events.

ADVERSE EVENTS. As of the Effective Date and throughout the term of this Agreement, GTC shall be responsible for notification of Regulatory Authorities of any death, life-threatening event, unexpected adverse experience, or an event that could result in permanent injury or impairment or prolonged hospitalization, whether or not related to the Collaboration Product (an "Serious Adverse Event"). If at any time either party receives notice of a Serious Adverse Event (the "Notifying Party"), the Notifying Party shall notify the other party (the "Notified Party") in a timely manner (but not later than two (2) days) by telephone, confirmed in writing, to the person designated as the Notified Party's contact for such purposes. The Serious Adverse Event information shall be classified and maintained by GTC in accordance with the Medical Dictionary for Regulatory Activities standard, as amended from time to time. The SOP shall include, without limitation, the foregoing relating to notification of Serious Adverse Events and maintenance of such information. GTC shall have responsibility to determine whether such information must be reported to the FDA (under United States law) or the Regulatory Authorities. GTC shall make an initial determination as to reportability, and shall communicate such information to Genzyme (to the attention of the Technical Director) within an additional three (3) Business Days. In addition to the foregoing, the parties shall develop mutually acceptable guidelines and procedures to govern the sharing of adverse experience information, and the assessment and submission of adverse experience reported to the FDA and the Regulatory Authorities within thirty (30) days after the Approval Date.

COMPLAINTS AND INQUIRIES AS TO SAFETY, QUALITY, OR EFFICACY. As of the Effective Date and throughout the term of this Agreement, GTC shall be responsible for handling the treatment of complaints and inquiries as to the safety, quality or efficacy of the Collaboration Product. GTC shall collect and investigate such complaints or inquiries, and shall within two (2) Business Days of GTC's receipt of such complaint or inquiry, forward all complaints and inquiries to Genzyme. Genzyme shall respond to all complaints and inquiries relating to the Collaboration Product in a timely manner. If an investigation by Genzyme is needed in response to a complaint or inquiry, Genzyme shall conduct such an investigation and will forward the results thereof to GTC within a reasonable time. GTC shall retain records of all Collaboration Product related complaints, inquiries or Adverse Events for a period of not less than three (3) years beyond the termination date of this Agreement or for such longer period as may be required by applicable law.

REPORTING AND POST MARKETING SURVEILLANCE. GTC shall have the responsibility of preparing and filing all required regulatory reports and updates and for conducting Post Marketing Surveillance ("PMS") for the Collaboration Products. Genzyme shall fully cooperate with GTC in its efforts to file regulatory reports and updates and shall provide such assistance as may be necessary for GTC to fully satisfy its obligations, including the collection of Collaboration Product related information and the preparation of reports with respect to such information. The scope and details of such cooperation by Genzyme shall be mutually agreed upon in writing by the GTC and Genzyme Regulatory Affairs department.

COLLABORATION PRODUCT RECALLS. As of the Effective Date and throughout the term of this Agreement, GTC shall prepare and maintain a written SOP to handle any recalls of the Collaboration Product. Such SOP shall include, without limitation, prior notice to and approval by Genzyme of any recall. In the event that (i) any governmental agency or authority issues a request or directive or orders that the Collaboration Product be recalled or retrieved, (ii) a court of competent jurisdiction orders that the Collaboration Product be recalled or retrieved, or (iii) Genzyme and GTC reasonably determine, after mutual consultation, that the Collaboration Product should be recalled, retrieved or a "Dear Doctor" letter is required relating to restrictions on use of the Collaboration Product, GTC shall conduct such activity and the parties shall take all appropriate corrective actions and shall execute the steps detailed in the SOP. In the event such action results from Genzyme's negligence or willful misconduct, Genzyme shall be responsible for the expenses thereof. In the event such action results from GTC's negligence or willful misconduct, GTC shall be responsible for the expenses thereof. For purposes of this Agreement, the expenses of the action shall be the expenses of notification and return or destruction (if authorized by Genzyme) of units of the Collaboration Product, the cost of replacement of the Collaboration Product, and any costs directly associated with the distribution or replacement Collaboration Product. Otherwise, the parties shall share equally the expenses of the action. GTC and Genzyme shall cooperate fully with one another in conducting any such action.

TECHNICAL DIRECTOR. Within ten (10) days after the Effective Date, GTC shall identify to Genzyme a candidate to serve as the technical director for all regulatory matters relating to the Collaboration Product (the "Technical Director"). The Technical Director shall coordinate and direct all of the activities undertaken by GTC to achieve the Registration Approval and all other Regulatory Authority approvals related to the Collaboration Product. The Technical Director shall serve as the point of contact with the Regulatory Authorities, and shall be responsible for submitting all reports and documents as may be required by the Regulatory Authorities with respect to the Collaboration Product, including without limitation, notices regarding Adverse Events. In the event that GTC appoints a new Technical Director, Genzyme shall be notified within thirty (30) days of the appointment.

RECORDS. Unless otherwise stated in this Article, Genzyme shall create and maintain records of all duties

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performed under this Article and shall retain such records for the duration of this Agreement. Upon termination of this Agreement, Genzyme shall forward copies of all records to GTC within thirty (30) Business Days.

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                                   4. BUDGETS




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 Confidential materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote such omissions.





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                                   Schedule IV

                            INITIAL PROJECT MANAGERS




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------------------------
 Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.




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                                   Schedule V

                                 FORM OF INVOICE



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 Confidential materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote such omissions.





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                                   SCHEDULE VI

                   GTC EQUIPMENT LOCATED IN GENZYME FACILITIES




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 Confidential materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote such omissions.